Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	October 22, 2009
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) announced today that for the quarter ended September 30, 2009, net income increased 9% to $4.6 million, or $.38 per diluted share, as compared to $4.2 million, or $.35 per diluted share, during the same quarter in the prior year. For the nine-month period ended September 30, 2009, net income increased 12% to $14.0 million, or $1.18 per diluted share, as compared to $12.5 million, or $1.05 per diluted share, during the comparable nine-month period of the prior year.

The increase in net income of $365,000, or $.03 per diluted share, during the third quarter of 2009, as compared to the comparable prior year quarter, was due primarily to an increase in our share of income generated at various properties owned by unconsolidated limited liability companies (“LLCs”) in which we hold non-controlling ownership interests as well as an increase in bonus rents earned on the hospital facilities operated by wholly-owned subsidiaries of Universal Health Services, Inc. (“UHS”).

The increase in net income of approximately $1.5 million, or $.13 per diluted share, during the nine-month period ended September 30, 2009, as compared to the comparable prior year period, was due primarily to: (i) an increase in our share of income generated at various unconsolidated LLCs; (ii) the effect of a favorable adjustment resulting from the change in estimate to the operating expenses of an LLC, and; (iii) an increase in bonus rents earned on the UHS hospital facilities.

Funds from operations (“FFO”) increased 9% to $8.3 million, or $.70 per diluted share, during the third quarter of 2009 as compared to $7.6 million, or $.64 per diluted share, during the comparable quarter of the prior year. For the nine-month period ended September 30, 2009, FFO increased 11% to $24.8 million, or $2.09 per diluted share, as compared to $22.4 million, or $1.88 per diluted share during the comparable nine-month period of the prior year.

The third quarter dividend of $.595 per share was paid on September 30, 2009. At September 30, 2009, our shareholders’ equity was $138.1 million and our liabilities for borrowed funds were $84.4 million, including mortgage debt of consolidated entities, which is non-recourse to us, totaling $34.2 million.

The increases in base rentals–UHS facilities, depreciation and amortization, other operating expenses and interest expense during the three and nine months ended September 30, 2009, as compared to the comparable prior year periods, resulted primarily from the operating results of two newly constructed medical office buildings which were completed and opened during the third quarter of 2008 and the first quarter of 2009.

In September, 2009, the Auburn Medical Office Building II located in Auburn, Washington, on the campus of an acute care hospital owned and operated by a wholly-owned subsidiary of UHS, was completed and opened. At September 30, 2009, construction continues on the Texoma Medical Plaza located in Denison, Texas which is scheduled to be completed and opened in late 2009 or early 2010. Texoma Medical Plaza is located on the campus of a replacement acute care hospital currently under construction by a wholly-owned subsidiary of UHS.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have fifty-one real estate investments in fifteen states.

Funds from operations is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that funds from operations and funds from operations per diluted share, which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is shown below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2008 and our Form 10-Q for the quarter ended June 30, 2009. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

The matters discussed in this report, as well as the news releases issued from time to time by us, include certain statements containing the words “believes”, “anticipates”, “intends”, “expects” and words of similar import, which constitute “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

(more)

Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Nine Months Ended September 30, 2009 and 2008

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenues:
Base rental - UHS facilities	$3,640	$3,347	$10,737	$9,505
Base rental - Non-related parties	2,566	2,559	7,720	7,399
Bonus rental - UHS facilities	1,022	898	3,167	2,969
Tenant reimbursements and other - Non-related parties	639	584	2,064	1,669
Tenant reimbursements and other - UHS facilities	57	38	139	100

	7,924	7,426	23,827	21,642

Expenses:
Depreciation and amortization	1,623	1,517	4,747	4,372
Advisory fees to UHS	412	408	1,191	1,151
Other operating expenses	1,468	1,211	4,510	3,516

	3,503	3,136	10,448	9,039

Income before equity in income of unconsolidated limited liability companies (“LLCs”) and interest expense	4,421	4,290	13,379	12,603

Equity in income of unconsolidated LLCs	750	567	2,516	1,608

Interest expense, net	(600)	(651)	(1,876)	(1,688)

Net income	$4,571	$4,206	$14,019	$12,523

Basic earnings per share	$0.38	$0.35	$1.18	$1.06

Diluted earnings per share	$0.38	$0.35	$1.18	$1.05

Weighted average number of shares outstanding - Basic	11,884	11,855	11,873	11,849
Weighted average number of share equivalents	4	37	7	37

Weighted average number of shares and equivalents outstanding - Diluted	11,888	11,892	11,880	11,886

Calculation of Funds From Operations (“FFO”):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income	$4,571	$4,206	$14,019	$12,523

Plus: Depreciation and amortization expense:
Consolidated investments	1,598	1,497	4,674	4,314
Unconsolidated affiliates	2,126	1,882	6,151	5,532

Funds from operations (FFO)	$8,295	$7,585	$24,844	$22,369

Funds from operations (FFO) per share - Basic	$0.70	$0.64	$2.09	$1.89

Funds from operations (FFO) per share - Diluted	$0.70	$0.64	$2.09	$1.88

Dividend paid per share	$0.595	$0.585	$1.780	$1.750

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	September 30,	December 31,
	2009	2008
Assets:

Real Estate Investments:
Buildings and improvements	$206,578	$191,761
Accumulated depreciation	(70,829)	(66,255)

	135,749	125,506
Land	19,348	19,348
Construction in progress	—	9,795

Net Real Estate Investments	155,097	154,649

Investments in and advances to limited liability companies (“LLCs”)	60,311	56,462

Other Assets:
Cash and cash equivalents	1,818	618
Base and bonus rent receivable from UHS	2,030	1,982
Rent receivable - other	741	945
Deferred charges, notes receivable and intangible and other assets, net	6,250	6,400

Total Assets	$226,247	$221,056

Liabilities:

Line of credit borrowings	$50,200	$39,000
Mortgage notes payable, non-recourse to us	6,732	6,892
Mortgage, construction and other loans payable of consolidated LLCs, non-recourse to us	27,497	25,800
Accrued interest	154	190
Accrued expenses and other liabilities	2,573	3,196
Tenant reserves, escrows, deposits and prepaid rents	782	883

Total Liabilities	87,938	75,961

Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2009 - 11,899,849 2008 -11,865,919	119	119
Capital in excess of par value	189,652	189,347
Cumulative net income	352,737	338,718
Cumulative dividends	(404,414)	(383,256)

Total Universal Health Realty Income Trust Shareholders’ Equity	138,094	144,928
Third-party equity interests	215	167

Total Equity	138,309	145,095

Total Liabilities and Equity	$226,247	$221,056